Exhibit 99.1

ICH Stockholders Approve Merger Agreement with RCAP

LYNNFIELD, Mass.--(BUSINESS WIRE)--July 8, 2014--Investors Capital Holdings, Ltd. (NYSE MKT: ICH, or “ICH”), a Delaware corporation, announced that, at a special meeting held today (the “Special Meeting”), ICH stockholders adopted the Agreement and Plan of Merger, dated as of October 27, 2013, as amended as of February 28, 2014 (the “Merger Agreement”), by and among RCS Capital Corporation (NYSE: RCAP, or “RCAP”), a Delaware corporation, Zoe Acquisition, LLC (“Merger Sub”), a Delaware limited liability company and a wholly-owned subsidiary of RCAP, and ICH, and approved the transactions contemplated by the Merger Agreement, including the merger of ICH with and into Merger Sub, with Merger Sub surviving the merger and continuing as a subsidiary of RCAP under the name “Investors Capital Holdings, LLC” (the “Merger”).

Stockholders approved, on a non-binding advisory basis, the compensation that may be paid or become payable to ICH’s named executive officers in connection with the Merger.

The Merger is expected to be effective on July 11, 2014.

About ICH

ICH is a diversified financial services holding company that operates primarily through its independent broker/dealer and investment advisor subsidiary, Investors Capital Corporation. Its mission is to provide premier, 5-Star Service and support to its valued registered representatives, including customizable advisory programs, proven practice management and marketing services, and time-saving technology to help them grow their businesses and exceed their clients’ expectations. Business units include Investors Capital Corporation, ICC Insurance Agency, Inc., Investors Capital Holdings Securities Corporation, and Advisor Direct, Inc. For more information, please call (800) 949-1422 x4814 or visit www.investorscapital.com.

ICH Safe Harbor and Forward Looking Statements

Information set forth herein contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ICH’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements.

Such forward-looking statements include, but are not limited to, the satisfaction of the conditions to the consummation of the proposed transaction. It is important to note that ICH’s goals and expectations are not predictions of actual performance. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks uncertainties and other factors. Additional factors that may affect future results are contained in ICH’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and ICH undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

CONTACT:
Investors Capital Holdings, Ltd.
Robert Foney, 781-477-4814
Chief Marketing Officer
rfoney@investorscapital.com
www.investorscapital.com